Exhibit 10(s)

Date:       January 3, 2001

Subject:

From:       J. H. Vipperman

To:         S. Tomasky

            In consideration of the prior experience you brought to AEP, you are being provided 20 years' additional retirement plan service. The additional years of service, along with your actual years of service, will be used in computing your benefit under the final average pay formula and the cash balance formula.

            Under the cash balance formula with the additional service, you will receive the maximum company credit (8.5%) on compensation beginning in 2001. You will be vested in the retirement benefits earned under both the qualified Retirement Plan and the AEP Excess Benefit Plan after the completion of five years of service.

            c:  M. S. Ackerman